Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

JOUNCE THERAPEUTICS, INC.

At

$1.85 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right

for Each Share (“CVR”), Which Represents the Right to Receive One or More Payments in Cash,

Contingent upon Receipt of Proceeds from Disposition of CVR Products during the Disposition Period and

Occurrence of Certain Other Events Described in the CVR Agreement

by

CONCENTRA MERGER SUB, INC.

a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

6:00 P.M. EASTERN TIME ON MAY 3, 2023,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Concentra Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), at a price of $1.85 in cash per Share, net to the seller in cash, without interest and subject to any withholding of taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 26, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Jounce, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Jounce, without a meeting of the Jounce stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Jounce will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

The obligations of Parent under the Merger Agreement and the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”) have been guaranteed by Tang Capital Partners, LP, a Delaware limited partnership (“TCP”), pursuant to an equity commitment and guarantee letter, dated as of March 26, 2023, subject to the terms and conditions set forth therein (the “Equity Commitment and Guarantee Letter”).

At the Effective Time, all then outstanding Shares (other than: (i) Shares held in the treasury of Jounce; (ii) Shares owned, directly or indirectly, by Parent or Purchaser; and (iii) Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be converted into the right to receive consideration equal to the Offer Price, without interest and subject to any withholding of taxes.

After careful consideration, the Jounce board of directors (the “Board”) has duly and unanimously adopted resolutions: (i) determining that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Jounce and its stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolving that the Merger is governed by Section 251(h) of the DGCL, if the conditions of Section 251(h) are satisfied, and (iii) resolving to recommend that Jounce’s stockholders accept the Offer, and tender their shares pursuant to the Offer, which resolutions shall not be subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Proposal (as such term is used in the Merger Agreement).

The Offer is subject to various conditions. See Section 13 – “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 2 through 11 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

April 5, 2023

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 – “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

* * *

Questions and requests for assistance may be directed to Morrow Sodali LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET

Concentra Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), at a price of $1.85 in cash per Share, net to the seller in cash, without interest and subject to any withholding of taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 26, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Jounce, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Jounce, without a meeting of the Jounce stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Jounce will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

The obligations of Parent under the Merger Agreement and the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”) have been guaranteed by Tang Capital Partners, LP, a Delaware limited partnership (“TCP”), pursuant to an equity commitment and guarantee letter, dated as of March 26, 2023, subject to the terms and conditions set forth therein (the “Equity Commitment and Guarantee Letter”).

The following are some questions you, as a stockholder of Jounce, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Morrow Sodali LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Purchaser, a wholly owned subsidiary of Parent, is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See Section 9 – “Certain Information Concerning Parent and Purchaser.” The obligations of Purchaser and Parent under the Merger Agreement and the CVR Agreement have been guaranteed by Tang Capital Partners, LP, pursuant to the Equity Commitment and Guarantee Letter.

•	Parent is Concentra Biosciences, LLC. See Section 9 – “Certain Information Concerning Parent and Purchaser.”

•	Purchaser is Concentra Merger Sub, Inc. See Section 9 – “Certain Information Concerning Parent and Purchaser.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Purchaser is seeking to purchase all of the outstanding Shares of Jounce. See the Introduction and Section 1 – “Terms of the Offer.”

HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay $1.85 in cash per Share, to you, plus one non-transferable CVR per Share, in each case without interest and subject to any withholding of taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS THE CVR AND HOW DOES IT WORK?

•

At or prior to the Effective Time, Purchaser, Parent, Rights Agent and Representative (in each case as defined in the CVR Agreement) will enter into the CVR Agreement, governing the terms of the CVRs. Each CVR represents the contractual right to receive contingent cash payments equal to “CVR Proceeds” calculated as follows:

(i)

80% of the Net Proceeds (as defined in the CVR Agreement) in the case of a sale, transfer, license or other disposition by Parent or any of its Affiliates (as defined in the Merger Agreement), including Jounce (after the Merger), during the period beginning on the Effective Time and ending on the two-year anniversary of the date of the closing of the Merger (the “Closing Date”, and such period, the “Disposition Period”), of all or any part of: (a) JTX-8064, JTX-1484, JTX-2134, pimivalimab and vopratelimab, including any form or formulation, and any improvement or enhancement, of any such product as well as (b) any product or product candidate contained in, or arising from the (1) JTX-23 and JTX-24 programs or (2) a research program active at Jounce at the time of the effectiveness of the CVR Agreement ((a) and (b) are referred to as the “CVR Products,” and any disposition thereof is a “Disposition”); and

(ii)

only with respect to CVRs originally issued in respect of shares of Company Common Stock, Company RSUs or In-the-Money Options (in each case, as defined in the Merger Agreement) if, during the Pre-Closing Period (as defined in the Merger Agreement), any of Jounce’s leases are terminated, amended, modified or replaced, the difference between (a) 100% of the amount by which the aggregate value of the expected financial obligations under the revised lease(s) as terminated, amended, modified or replaced (the “Final Lease Amount”) is less than $12,600,000 (the “Initial Lease Amount”), and (b) if any, the amount by which the Company Net Working Capital as finally determined pursuant to clause (b)(iv) of Exhibit A to the Merger Agreement is less than $110 million prior to application of the adjustment anticipated by the proviso in clause (iii) of the defined term, Company Net Working Capital (as defined in the Merger Agreement). For the avoidance of doubt, a total of 6,750,902 CVRs issued in respect of shares of Underwater Options are not entitled to receive a cash payment under this clause (ii).

•

Additionally, during the Disposition Period, Parent has agreed to, and has agreed to cause its affiliates, licensees and rights transferees to, use Commercially Reasonable Efforts (as defined in the CVR Agreement) to enter into one or more Disposition Agreements (as defined in the CVR Agreement) as promptly as practicable after the Effective Time.

•

It is currently anticipated that up to an aggregate of 60,134,202 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, as well as shares of common stock underlying each outstanding Company RSU or Company Stock Option (as defined in the Merger Agreement). For more information regarding the CVR Agreement, see Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?

•

Yes. If (i) no Net Proceeds from the Disposition of CVR Products are received during the Disposition Period and (ii) if no termination, amendment, modification or replacement of any of Jounce’s leases occurs during the Pre-Closing Period, or if such a termination, amendment, modification or replacement occurs but the amount by which the Final Lease Amount is less than the Initial Lease Amount is less than or equal to the amount by which the Company Net Working Capital (as defined in the Merger Agreement) as finally determined pursuant to clause (b)(iv) of Exhibit A to the Merger Agreement is less than $110 million prior to application of the adjustment anticipated by the proviso in clause (iii) of the defined term, Company Net Working Capital, no payment will become payable to holders of the CVRs. If both conditions set forth above are met, you will receive only the Cash Consideration for your Shares and no payments with respect to your CVRs. It is not possible to predict whether a payment will or will not be payable with respect to the CVRs, or the amounts that would be paid if any payment is made.

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?

•

The CVRs will not be transferable except: (i) upon death of the holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary), in each case as allowable by the Depository Trust Company (“DTC”); or (v) to Parent without consideration.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?

•

In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, Jounce or Purchaser. No interest will accrue or become payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser and Parent wish to acquire Jounce. See Section 1 – “Terms of the Offer” and Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

Pursuant to the Merger Agreement, Purchaser’s obligation to accept Shares tendered in the Offer is subject to conditions. Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

1.

prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn a number of Shares that, together with the Shares (if any) then beneficially owned by Purchaser or its affiliates, would represent at least one Share more than 50% of the number of Shares that are then issued and outstanding (the “Minimum Condition”);

2.	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:

(a)

there shall have been any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that would: (i) make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement, (ii) prohibit or limit the ownership, operation or control by Jounce, Parent or any of their respective subsidiaries of any material portion of the business or assets of Jounce, Parent or any of their respective subsidiaries, or to compel Jounce, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Jounce, Parent or any of their respective subsidiaries or (iii) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation (as defined in the Merger Agreement)), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of Jounce;

(b)

since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Jounce Material Adverse Effect (as defined below);

(c)

(i) Jounce shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, (ii) (A) the representations and warranties of Jounce set forth in Section 4.1(a), Section 4.4, Section 4.5(a)(i), Section 4.9(a), Section 4.14 and Section 4.16 of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date or (B) the representations and warranties of Jounce set forth in Section 4.2(a) and Section 4.2(c) of the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except to the extent the failures of such representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $750,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects, it being understood that for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date; or (iii) any of the remaining representations and warranties of Jounce set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure

Letter purported to have been made after the date of the Merger Agreement shall be disregarded, (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date, and (z) all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded); or (iv) Parent and Purchaser shall not have received a certificate of an executive officer of Jounce, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (i) and (ii);

(d)	as of the Expiration Date, the Company Net Working Capital (as defined in the Merger Agreement) is less than $110,000,000; or

(e)	the Merger Agreement shall have been terminated in accordance with its terms.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition or the condition in clause (e) above.

The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 – “Terms of the Offer” and Section 13 – “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Jounce, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.” Additionally, the obligations of Parent and Purchaser under the Merger Agreement have been guaranteed by TCP pursuant to the Equity Commitment and Guarantee Letter, subject to the terms and conditions set forth therein.

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?

•

Yes. Parent expects to fund the purchase of the Shares in the Offer, and the payment of any amounts payable with respect to the CVRs, on the payment dates applicable thereto, with Parent’s available cash on hand as of Closing. In connection with the execution of the Merger Agreement, TCP has agreed to guarantee certain of Parent’s and Purchaser’s obligations under the Merger Agreement, subject to the terms and conditions set forth in the Equity Commitment and Guarantee Letter. Pursuant to the Equity Commitment and Guarantee Letter, TCP has agreed to contribute to Parent on or before one Business Day (as defined in the Merger Agreement) prior to the Closing Date, directly or indirectly through one or more intermediaries, an aggregate amount of $100,000,000 (the “Equity Commitment”). The Equity Commitment will be used by Parent solely to fund the Offer Price, the Merger Consideration and any other cash amounts to be paid by Parent or Purchaser to any other person on the Closing Date pursuant to the Merger Agreement, on the terms set forth in the Merger Agreement; provided, that TCP shall not, under any circumstances, be obligated to contribute or cause to be contributed to Parent more than the Equity Commitment. The Cash Consideration and the Merger Consideration (exclusive of CVRs) will be funded from the Equity Commitment. Otherwise, the amount to be funded pursuant to the Equity Commitment and Guarantee Letter may be reduced on a dollar-for-dollar basis in the event Parent and Purchaser do not require the full amount of the Equity Commitment, solely to the extent it will be possible, notwithstanding such reduction, for Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof; provided, that any such reduction shall only occur simultaneously with the occurrence of the Closing. For the avoidance of doubt, if the Closing shall not occur for any reason, TCP shall have no obligation to fund the Equity Commitment. TCP’s Equity Commitment is subject to certain additional conditions set forth in the Equity Commitment and Guarantee Letter. See Section 11 – “Purpose of the Offer and Plans for

Jounce; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 – “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

No, we do not believe it is relevant for the reasons set forth herein. The funds to pay for all Shares accepted for payment in the Offer, the consideration in connection with the Merger, are expected to come from Parent’s available cash and cash equivalents on hand. In connection with the execution of the Merger Agreement, TCP has agreed to guarantee the obligations of Parent and Purchaser under the Merger Agreement, subject to the terms and conditions set forth in the Equity Commitment and Guarantee Letter. Parent anticipates to have sufficient funds by means of the Equity Commitment to be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer.

•

Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash (which is supported by TCP’s Equity Commitment) and CVRs, the Offer is not subject to any financing conditions, the Offer is for all outstanding Shares of Jounce, and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 – “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until 6:00 p.m. Eastern Time on May 3, 2023, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also Section 1 – “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled Expiration Date of the Offer the Minimum Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser (set forth in Section 13 – “Conditions of the Offer”), Purchaser may, in its discretion, or at the request of Jounce, Purchaser shall, extend the Offer (i) for periods of up to 10 Business Days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that, in no event shall Parent or Purchaser be permitted to extend the Offer beyond June 24, 2023 (the “Outside Date”) without the consent of Jounce.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next Business Day after the day on which the Offer was previously scheduled to expire. See Section 1 – “Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3 – “Procedures for Tendering Shares,” not later than the expiration of the Offer. See Section 3 – “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 – “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 – “Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered Shares any time prior to 6:00 p.m. Eastern Time on May 3, 2023, unless Purchaser extends the Offer. See Section 4 – “Withdrawal Rights.”

•

In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after June 4, 2023, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 – “Withdrawal Rights.”

WHAT DOES JOUNCE’S BOARD OF DIRECTORS THINK OF THE OFFER?

•

Jounce’s board of directors (the “Board”) has unanimously recommended that you accept the Offer. Jounce’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Tender Offer Statement on Schedule TO dated April 5, 2023. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept Shares for payment pursuant to the Offer, then the Minimum Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by Jounce stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then Jounce will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than any Shares held by or in the treasury of Jounce, any Shares owned, directly or indirectly, by Parent or Purchaser and any Shares held by stockholders who have properly demanded and exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, without interest and subject to any withholding of taxes. For more information, see the “Introduction” below.

•

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL JOUNCE CONTINUE AS A PUBLIC COMPANY?

•

No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, and the Shares will no longer be publicly traded. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of Jounce. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•

Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On April 4, 2023, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $1.87. See Section 6 – “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in the Introduction and Section 13 – “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $1.85 in cash, plus one CVR per Share, in each case without interest and subject to any withholding of taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three (3) business days). See Section 1 – “Terms of the Offer” and Section 2 – “Acceptance for Payment and Payment for Shares.”

•

We will pay to the holder of each CVR an amount in cash equal to the CVR Proceeds within 30 days following the receipt of proceeds from a Disposition during the Disposition Period or within 30 days following the Effective Time with respect to CVR Proceeds that are payable to holders as a result of the Initial Lease Amount exceeding the Final Lease Amount.

•	For more information regarding the CVR Agreement, see Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

IF I AM AN EMPLOYEE OF JOUNCE, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

•

Immediately prior to the Effective Time, (i) each Company Stock Option shall be accelerated and (A) each Company Stock Option that has an exercise price per share that is less than the Cash Consideration (each, an “In-the-Money Option”) that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, (1) an amount in cash, without any interest thereon and subject to any withholding of taxes, equal to the product of (x) the total number of shares of Common Stock subject to such In-the-Money Option as of immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Cash Consideration over the applicable exercise price per share under such Company Stock Option and (2) one CVR for each share of Common Stock subject thereto; and (B) each Company Stock Option that is not an In-the-Money Option (each, an “Underwater Option”) will be cancelled and, in exchange therefor, the holder of such cancelled Underwater Option will be entitled to receive, in consideration of the cancellation of such Underwater Option, one CVR for each share of Common Stock subject thereto. Each CVR received in connection with an Underwater Option represents the contractual right to receive contingent cash payments solely with respect to the Net Proceeds in the case of a Disposition.

•

Immediately prior to the Effective Time, each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time shall vest in full and, at the Effective Time, shall automatically be cancelled and converted into the right to receive (i) the product of (A) the total number of shares of Common Stock then underlying such Company RSU multiplied by (B) the Cash Consideration, without any interest thereon and subject to any withholding of taxes and (ii) one CVR for each share of Common Stock subject thereto.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?

•

The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, will depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We will report the receipt of the CVRs as part of a closed transaction for U.S. federal income tax purposes. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder (as defined below in Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) is expected (except to the extent any portion of such payment is required to be treated as imputed interest as defined below in Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) to recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

The U.S. federal, state, local and foreign income and other tax consequences to holders or beneficial owners of Company Stock Options or Company RSUs participating in the Merger with respect to such Company Stock Options or Company RSUs are not discussed herein, and such holders or beneficial owners of Company Stock Options or Company RSUs are strongly encouraged to consult their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

No appraisal rights are available to the holders of Shares in connection with the Offer and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of Shares outstanding as of immediately prior to the Effective Time and beneficial owners of the Company who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the shares for which the demand is, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest if any, on the amount determined to be the fair value.

•

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Jounce may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

•

Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

•

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex I to the Schedule 14D-9.

•

If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Morrow Sodali LLC, the Information Agent, toll-free at (800) 662-5200 or email them at JNCE@investor.morrowsodali.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of

Jounce Therapeutics, Inc.

INTRODUCTION

Concentra Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), at a price of $1.85 in cash per Share, net to the seller in cash, without interest and subject to any withholding of taxes (the “Cash Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Consideration, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 26, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Jounce, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Jounce, without a meeting of the Jounce stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Jounce will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

The obligations of Parent under the Merger Agreement and the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”) have been guaranteed by Tang Capital Partners, LP, a Delaware limited partnership (“TCP”), pursuant to an equity commitment and guarantee letter, dated as of March 26, 2023, subject to the terms and conditions set forth therein (the “Equity Commitment and Guarantee Letter”).

If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and Morrow Sodali LLC, the information agent for the Offer (the “Information Agent”).

Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

1.

prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn a number of Shares that, together with the Shares (if any) then beneficially owned by Purchaser or its affiliates, would represent at least one Share more than 50% of the number of Shares that are then issued and outstanding (the “Minimum Condition”);

2.	any of the conditions set forth in Section 13 – “Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition. See Section 13 – “Conditions of the Offer.”

The Offer will expire at 6:00 p.m. Eastern Time on May 3, 2023, unless the Offer is extended. See Section 1 – “Terms of the Offer,” Section 13 – “Conditions of the Offer” and Section 15 – “Certain Legal Matters; Regulatory Approvals.”

After careful consideration, Jounce’s board of directors (the “Jounce Board”) has: (i) determined that it is in the best interests of Jounce and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by Jounce of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that Jounce’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

For reasons considered by the Jounce Board, see Jounce’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Jounce and Purchaser and specified in the certificate of merger) (the “Effective Time”).

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than: (i) any Shares held in the treasury of Jounce; (ii) each Share owned, directly or indirectly, by Parent or Purchaser immediately prior to the Effective Time; and (iii) any Shares owned by Jounce’s stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest, and subject to any withholding of taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary and Paying Agent of an Agent’s Message (as defined below) relating to such Shares.

The Merger Agreement is more fully described in Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company RSUs and Company Stock Options in the Merger. Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Jounce’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Jounce to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Jounce to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) at the time that the Jounce Board approves the Merger Agreement, no other party to the Merger Agreement is an “interested stockholder” under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Jounce will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Jounce will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

The Merger Agreement, the CVR Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	TERMS OF THE OFFER.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 – “Withdrawal Rights.” The Offer will expire at 6:00 p.m. Eastern Time on May 3, 2023 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 – “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements – Summary of the Merger Agreement – Termination” occur.

Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration (as defined in the Merger Agreement) and/or the amounts that may become payable pursuant to the CVR Agreement); (ii) waive any Offer Condition; and (iii) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Jounce’s consent is required for Purchaser to:

(1)	reduce the Offer Price;

(2)	increase the Offer Price by an increment of less than $0.10 per Share;

(3)	change the form of consideration payable in the Offer (other than by adding consideration as expressly contemplated by the Merger Agreement);

(4)	reduce the number of Shares sought to be purchased in the Offer;

(5)	waive, amend or change the Minimum Condition or the condition requiring the Merger Agreement to have not been terminated in accordance with its terms;

(6)	add to the Offer Conditions;

(7)	extend the expiration of the Offer except as provided in the Merger Agreement;

(8)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(9)

modify any the Offer Conditions or other terms of the Offer set forth in the Merger Agreement in any manner that adversely affects the holders of Shares or that would reasonably be expected to prevent, materially delay or impair the consummation of the Offer or the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated in the Merger Agreement.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Condition, Purchaser will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (9) above.

The Merger Agreement provides that: if on any then-scheduled Expiration Date of the Offer the Minimum Condition has not been satisfied or any other Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser or any of the other conditions to the Offer (set forth in Section 13 – “Conditions of the Offer”) have not been satisfied or waived by Purchaser, Purchaser may, in its discretion, or at the request of Jounce, Purchaser shall extend the Offer (i) for periods of up to 10 Business Days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of Nasdaq applicable to the Offer, but in no event shall Parent or Purchaser be permitted to extend the Offer beyond the Outside Date without the consent of Jounce. See Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 – “Withdrawal Rights.”

Without Jounce’s consent, there will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 – “Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Jounce pursuant to Section 251(h) of the DGCL.

Jounce has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Jounce’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 – “Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Acceptance Time (and in any event within the business day), pay for such Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See Section 3 – “Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	PROCEDURES FOR TENDERING SHARES.

Valid Tender of Shares. To validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Jounce, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

Backup Withholding. Payments made to a stockholder upon such stockholder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the Cash Consideration paid to a holder of Shares may be subject to backup withholding (currently at the rate of 24%). In addition, payments with respect to a CVR may be subject to information reporting and backup withholding.

A U.S. Holder (as defined below in Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will not be subject to backup withholding if: (i) the U.S. Holder: (A) furnishes a correct taxpayer identification number (“TIN”) and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary and Paying Agent); or (B) otherwise establishes to the satisfaction of the Depositary and Paying Agent that such U.S. Holder is exempt from backup withholding; and (ii) with respect to payments on the CVRs, provides the rights agent with a certification described in clause (i)(A) of this sentence or otherwise establishes an exemption from backup withholding.

A Non-U.S. Holder (as defined below in Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will generally not be subject to backup withholding if the Non-U.S. Holder certifies to the applicable withholding agent that it is exempt from backup withholding by providing a properly executed IRS Form W-8BEN-E or W-8BEN, as applicable (or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to 6:00 p.m. Eastern Time on May 3, 2023), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after June 4, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.

5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders (as defined below) who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders of Shares that exercise appraisal rights, and persons who acquired their Shares upon the vesting and cancellation of Company Stock Options or Company RSUs in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger applicable to them.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.

U.S. Holders. The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes.

Pursuant to U.S. Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

As a result, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of any payment pursuant to the CVRs. Based on the specific characteristics of the CVRs, we intend to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain). No opinion of counsel or ruling has been or will be sought from the IRS regarding the tax treatment of the CVRs.

Treatment as Closed Transaction. As discussed above, we will report the receipt of the CVRs as part of a closed transaction for U.S. federal income tax purposes. Assuming such treatment is respected by the IRS, a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.

Treatment of Receiving Payments on the CVRs. There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs in a closed transaction and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. Based on specific characteristics of the CVRs, we intend to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as amounts realized on the disposition (or partial disposition) of the CVRs by the U.S. Holder. Assuming that this method of reporting is respected by the IRS, a U.S. Holder is expected to recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss would be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Although not entirely free from doubt, it is anticipated that a U.S. Holder would recognize loss to the extent of any remaining basis in the CVRs after the expiration of any right to payments under such U.S. Holder’s CVRs. The deductibility of capital losses is subject to limitations. Each U.S. Holder should consult its tax advisor regarding the treatment in its particular circumstances of the expiration of a CVR.

A portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such Holder’s regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Purchaser or the applicable withholding agent may be required to withhold amounts on payments with respect to the CVRs.

Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RSUS PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH COMPANY STOCK OPTIONS OR COMPANY RSUS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RSUS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	PRICE RANGE OF SHARES; DIVIDENDS.

According to Jounce’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Shares are traded on Nasdaq under the symbol “JNCE.” Jounce has advised Parent that, as of the close of business on April 4, 2023, there were: (i) 52,498,137 Shares issued and outstanding; (ii) 7,873,368 shares were subject to outstanding Company Stock Options, 710,154 of which were In-the-Money Options; and (iii) 193,759 shares were subject to outstanding Company RSUs. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2022 and 2021 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter	$1.85	$0.90
Second Quarter (through April 4, 2023)	1.87	1.85

Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$8.54	$6.01
Second Quarter	7.67	2.80
Third Quarter	4.92	2.20
Fourth Quarter	2.67	0.64

Fiscal Year Ended December 31, 2021	High	Low
First Quarter	$13.87	$6.73
Second Quarter	10.66	6.58
Third Quarter	8.73	5.04
Fourth Quarter	9.64	7.11

On April 4, 2023, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq during normal trading hours was $1.87 per Share.

Jounce has never paid cash dividends on its common stock. In Jounce’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Jounce indicated that it would continue to retain all available funds and any future earnings for the development and expansion of its business. Additionally, under the terms of the Merger Agreement, Jounce is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 – “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00 or; (iii) (A) Jounce has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Jounce’s listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Jounce’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Nasdaq has instituted temporary waivers of certain listing rules, but there can be no guarantee as to if or when these rules will be reinstated. Shares held by officers or directors of Jounce, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Jounce, there were, as of April 4, 2023: (i) 52,498,137 Shares issued and outstanding; (ii) 7,873,368 shares were subject to outstanding Company Stock Options, 710,154 of which were In-the-Money Options; and (iii) 193,759 shares were subject to outstanding Company RSUs. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Jounce upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Jounce to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Jounce to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Jounce. Furthermore, the ability of “affiliates” of Jounce and persons holding “restricted securities” of Jounce to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	CERTAIN INFORMATION CONCERNING JOUNCE.

The following description of Jounce and its business has been taken from Jounce’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2022, filed with the SEC on March 10, 2023, and is qualified in its entirety by reference to such Form 10-K.

Jounce is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients. Jounce’s strategy is to use a biomarker-driven approach from discovery through clinical development. Jounce has developed a suite of integrated technologies that comprise its Translational Science Platform, enabling Jounce to comprehensively interrogate the cellular and molecular composition of tumors. By focusing on specific cell types, both immune and non-immune, within tumors, Jounce can prioritize targets and then identify related biomarkers designed to match the right therapy to the right patient. Jounce’s pipeline is focused on product candidates to address PD-(L)1 inhibitor resistant and PD-(L)1 inhibitor sensitive tumors, which represent significant opportunities requiring different biological approaches.

Jounce was incorporated under the laws of the State of Delaware on March 22, 2012 as Jounce Therapeutics, Inc. Jounce’s principal offices are located at 780 Memorial Drive, Cambridge, Massachusetts, 02139, and Jounce’s telephone number is (857) 259-3840. Jounce’s Internet website is https://www.jouncetx.com.

Available Information. Jounce is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Jounce’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Jounce’s securities, any material interests of such persons in transactions with Jounce, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Jounce’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Jounce, who file electronically with the SEC. The address of that site is https://www.sec.gov. Jounce also maintains an Internet website at https://www.jouncetx.com. The information contained in, accessible from or connected to Jounce’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Jounce’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Jounce contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Jounce. Although we have no knowledge that any such information contains any misstatements or omissions, none of TCP, Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Jounce contained in such documents and records or for any failure by Jounce to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

General. Purchaser is a Delaware corporation with its principal offices located at c/o Concentra Biosciences, LLC, 4747 Executive Drive, Suite 210, San Diego, California 92121. The telephone number of Purchaser is (858) 281-5372. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Jounce and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Parent is a Delaware limited liability company with its principal offices located at 4747 Executive Drive, Suite 210, San Diego, California 92121. The telephone number of Parent is (858) 281-5372.

The name and citizenship for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in in Item 3 of Schedule TO, which is incorporated herein by reference (the “Item 3 Persons”).

During the last five years, none of Parent and Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

In the past 60 days, TCP purchased shares of the Issuer’s common stock as follows: (i) on February 23, 2023, 4,666,400 shares at a price per share $1.25, (ii) on February 24, 2023, 189,503 shares at a price per share of $1.11, (iii) on February 27, 2023, 144,097 shares at a price per share of $1.20, (iv) on March 10, 2023, 39,465 shares at a price per share of $0.97, (v) on March 13, 2023, 240,336 shares at a price per share of $0.97, and (vi) on March 14, 2023, 20,286 shares at a price per share of $1.02. Except as set forth in the preceding sentence or as otherwise described in this Offer to Purchase: (A) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (B) none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the persons or entities referred to in clause (A) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, TCP owns 10.2% of the outstanding shares of Jounce’s Common Stock. As discussed in Section 10 – “Background of the Offer; Contacts with Jounce,” any Shares owned by directly or indirectly by Parent or Purchaser as of immediately prior to the Effective Time will be cancelled in the Merger for no consideration (including that no CVRs will be issued in respect of such Shares). Parent is not restricted from transferring or disposing of any such Shares prior to the Effective Time.

Except as otherwise described in this Offer to Purchase, none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Jounce, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, has had any business relationship or transaction with Jounce or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, on the one hand, and Jounce or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

10.	BACKGROUND OF THE OFFER; CONTACTS WITH JOUNCE.

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent, Purchaser and Jounce. The following is a description of contacts between representatives of Parent and Purchaser with representatives of Jounce that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Jounce’s activities relating to these contacts, please refer to Jounce’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

On February 23, 2023, Jounce issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers, disclosing that Jounce and the board of directors of Redx Pharma plc (“Redx”) had reached an agreement on the terms of a recommended all-share combination between Jounce and Redx (the “Scheme”). Under the terms of the Scheme, holders of ordinary shares of Redx (the “Redx Shares,” and the holders thereof, the “Redx Shareholders”) would have been entitled to receive 0.2105 shares of Jounce’s common stock, par value $0.001 per share, in exchange for each Redx Share (subject to adjustment in accordance with the Rule 2.7 Announcement), subject to certain conditions. In connection with the Scheme, Jounce entered into: (i) a Cooperation Agreement (the “Cooperation Agreement”) between Jounce and Redx dated February 23, 2023, pursuant to which Jounce agreed to, among other undertakings, use reasonable endeavors to obtain regulatory authorizations required to implement the business combination; and (ii) an Agreement and Plan of Merger (the “Redx Merger Agreement”) with RM Special Holdings 3, LLC, an entity controlled by Redmile Group, LLC (“RM3”), an affiliate of Redx, and one of Jounce’s wholly owned subsidiaries (the “Jounce Merger Sub”), dated February 23, 2023, pursuant to which: (A) RM3 agreed to convert the convertible loan notes issued by Redx held by it into shares of Redx; (B) Jounce Merger Sub would merge with and into RM3; (C) Jounce would issue 61,079,462 shares of its Common Stock (subject to adjustment in accordance with the Rule 2.7 Announcement) to members of RM3 in respect of the Redx shares held by RM3; and (D) RM3 would merge with and into Jounce (collectively, the “Redx Merger”). Jounce also announced that it expected to enter into a contingent value rights agreement with a rights agent and a representative, agent and attorney-in-fact of the holders of contingent value rights (each a “Redx CVR”), to be distributed to Jounce’s stockholders and vested option holders. Each Redx CVR would represent a contractual right to receive contingent cash payments upon the receipt by Jounce of 80% of any net proceeds payable, if any, from any license or disposition of any or all rights to JTX-8064, pimivalimab, vopratelimab, JTX-1484 and JTX-2134 that occurs within one year of the closing of the Redx Merger, subject to a six-month extension in certain circumstances.

On March 14, 2023, Parent submitted a non-binding proposal to acquire 100% of the equity of Jounce for $1.80 per share in cash, which represented an 80% premium to the closing price on March 13, 2023, plus a contingent value right representing the right to receive 80% of the net proceeds payable from any license or disposition of certain of Jounce’s legacy programs (JTX-8064, vopratelimab, pimivalimab, JTX-1484 and JTX-2134) (the “March 14 Proposal”). Later on March 14, 2023, at the direction of the Jounce Board, representatives of Cowen and Company, LLC, financial advisor to Jounce (“TD Cowen”) contacted Mr. Tang to clarify the terms of the March 14 Proposal and to inform him that the Jounce Board was prepared to accommodate his due diligence request. Also later on March 14, 2023, Jounce issued a press release confirming receipt of the March 14 Proposal and indicating that the Jounce Board was committed to acting in the best interests of all stockholders consistent with Jounce’s directors’ fiduciary duties.

On March 15, 2023, Gibson Dunn & Crutcher, LLP (“Gibson Dunn”), counsel to Parent, contacted Ropes & Gray LLP, counsel to Jounce (“Ropes & Gray”) to discuss the terms of a potential confidentiality agreement. Ropes & Gray provided a draft of the Confidentiality Agreement, which included a 14-day standstill provision. Later that day, the parties entered into the Confidentiality Agreement.

On March 16, 2023, representatives of Parent, TCP and Gibson Dunn met with Jounce senior management, with representatives of TD Cowen present, to discuss certain due diligence topics, including publicly available financial information of Jounce. Later that day, Jounce published a press release announcing the results from a pre-planned data review of the INNATE phase 2 trial of JTX-8064 and pimivalimab demonstrating deep and durable responses in platinum resistant ovarian cancer.

On March 17, 2023, Parent delivered a letter to Jounce stating that it had extended the expiration date of the March 14 Proposal to March 26, 2023, and TCP subsequently filed an amended Statement of Beneficial Ownership on Schedule 13D including a copy of the letter. On the same day, the Company provided TCP with access to the Company’s electronic data room.

On March 19, 2023, representatives of Parent, TCP and Gibson Dunn met with Jounce senior management, with representatives of TD Cowen present, to conduct due diligence on certain of Jounce’s clinical programs. Additional due diligence review of non-public information regarding the Company was performed throughout the week of March 20, 2023.

On March 23, 2023, Gibson Dunn provided representatives from Ropes & Gray, with initial drafts of the Merger Agreement, form of CVR Agreement and Equity Commitment and Guarantee Letter (the “Transaction Documents”).

On March 23, 2023, Dr. Richard Murray and Mr. Tang met to discuss modifications to the proposed terms of the CVR, with a representative of TD Cowen present. During this discussion, Mr. Tang noted that, based on additional due diligence conducted by TCP regarding Jounce, Jounce’s estimated cash balance was lower than as previously assumed by TCP, and, consistent with the directives of a transaction committee of the Jounce Board, a representative of TD Cowen contacted Mr. Tang seeking an increase in the price reflected in the March 14 Proposal and certain modifications to the proposed terms of the CVR.

On March 24, 2023, Mr. Tang contacted representatives of TD Cowen to relay an updated proposal that contemplated the acquisition by Parent of 100% of the outstanding Shares for $1.85 per Share plus a CVR representing the right to receive 80% of the net proceeds payable from any license or disposition of Jounce’s legacy programs, subject to the availability of at least $110 million of Company Net Working Capital at Closing (the “March 24 Proposal”). The March 24 Proposal stated Parent’s desire to announce the agreement before the stock market opened for trading in the U.S. on Monday, March 27, 2023, and that the March 24 Proposal was Parent’s best offer.

From March 24, 2023 to March 26, 2023, Mr. Tang and representatives of Parent, Purchaser and Gibson Dunn engaged in discussions with Jounce’s senior management team and Ropes & Gray regarding the terms of the draft Transaction Documents and negotiated the terms of the Transaction Documents.

On March 25, 2023, Ropes & Gray provided representatives from Gibson Dunn with a revised draft of the Merger Agreement, CVR Agreement and Equity Commitment and Guarantee Letter and an initial draft of Jounce’s disclosure letter. Among other changes, the revised drafts: (i) reflected an amended Offer Price, which increased the Cash Consideration from $1.80 per Share to $1.85 per Share; (ii) included an additional potential cash payment under the CVR; and (iii) expanded the scope of the dispositions and disposition period under the CVR.

On March 26, 2023, Gibson Dunn provided representatives from Ropes & Gray with a revised draft of the Merger Agreement, CVR Agreement and Jounce’s disclosure letter. Among other changes, the revised drafts modified the additional potential cash payments under the CVR. Negotiations ensued throughout the day. Ropes & Gray returned to representatives from Gibson Dunn with revised drafts of the Merger Agreement and CVR Agreement and Gibson Dunn later returned to representatives from Ropes & Gray with revised drafts of the Merger Agreement and CVR Agreement.

On March 26, 2023, the Merger Agreement was signed by Purchaser, Parent and Jounce and the Equity Commitment and Guarantee Letter was signed by TCP, Parent and Jounce.

On March 27, 2023, Jounce delivered a notice of termination of the Redx Merger Agreement and Redx Cooperation Agreement to RM3 and Redx, respectively. The same day, Jounce issued a press release announcing the execution of the Merger Agreement and the termination of the Redx Cooperation Agreement.

On April 5, 2023, Parent commenced the Offer pursuant to the Merger Agreement.

11.	PURPOSE OF THE OFFER AND PLANS FOR JOUNCE; SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Jounce. Pursuant to the Merger, Parent will acquire all of the stock of Jounce not purchased pursuant to the Offer or otherwise.

Stockholders of Jounce who sell their Shares in the Offer will cease to have any equity interest in Jounce or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Jounce’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of Jounce in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for Jounce. At the Effective Time, the certificate of incorporation of Jounce will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement and Certain Other Agreements – Governance of the Surviving Corporation” below.

At the Effective Time, Purchaser will be merged with and into Jounce, the separate existence of Purchaser will cease, and Jounce will continue as the Surviving Corporation in the Merger. The common stock of Jounce will be delisted and will no longer be quoted on Nasdaq.

Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Jounce, the disposition of securities of Jounce, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Jounce or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of Jounce or any of its subsidiaries.

Summary of the Merger Agreement and Certain Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that Jounce filed with the SEC on March 27, 2023. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 – “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser, TCP or Jounce. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and are subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by Jounce to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to (i) the right of Indemnified Parties (as described in the Merger Agreement) and (ii) their right to receive the Offer Price following the Acceptance Time or to receive the Merger Consideration. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than April 7, 2023. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 –

“Conditions of the Offer.” Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 – “Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, at or prior to the Acceptance Time, deposit with the Depositary and Paying Agent all of the funds necessary to pay for all such Shares. The Offer will expire at 6:00 p.m., Eastern Time on May 3, 2023, unless we extend the Offer pursuant to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, (i) the Cash Consideration is $1.85 in cash per Share, net to the seller in cash, without interest and subject to any withholding of taxes, plus (ii) one non-transferable CVR per Share, which represents the contractual right to receive contingent cash payments equal to CVR Proceeds.

Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration (as defined in the Merger Agreement) and/or the amounts that may become payable pursuant to the CVR Agreement); (ii) waive any Offer Condition; and (iii) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Jounce’s consent is required for Purchaser to:

(1)	reduce the Offer Price;

(2)	increase the Offer Price by an increment of less than $0.10 per Share;

(3)	change the form of consideration payable in the Offer (other than by adding consideration as expressly contemplated by the Merger Agreement);

(4)	reduce the number of Shares sought to be purchased in the Offer;

(5)	waive, amend or change the Minimum Condition or the condition requiring the Merger Agreement to have not been terminated in accordance with its terms;

(6)	add to the Offer Conditions;

(7)	extend the expiration of the Offer except as provided in the Merger Agreement;

(8)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act; or

(9)

modify any the Offer Conditions or other terms of the Offer set forth in the Merger Agreement in any manner that adversely affects the holders of Shares or that would reasonably be expected to prevent, materially delay or impair the consummation of the Offer or the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated in the Merger Agreement.

The Merger Agreement provides that: if on any then-scheduled Expiration Date of the Offer the Minimum Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser or any of the other conditions to the Offer (set forth in Section 13 – “Conditions of the Offer”) have not been satisfied or waived by Purchaser, Purchaser may, in its discretion, or at the request of Jounce, Purchaser shall extend the Offer (i) for periods of up to 10 Business Days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of Nasdaq applicable to the Offer, but in no event shall Parent or Purchaser be permitted to extend the Offer beyond the Outside Date without the consent of Jounce.

Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of Jounce in its sole and absolute discretion. In the event the Merger Agreement is terminated in accordance with its terms, Purchaser shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with the Merger Agreement prior to the Acceptance Time, Purchaser shall promptly return, or cause any depositary acting on behalf of Purchaser to return, all tendered Shares to the tendering stockholders.

Conversion of Capital Stock at the Effective Time. Shares outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Jounce or Shares held, directly or indirectly, by Parent or Purchaser as of immediately prior to the Effective Time (“Excluded Shares”), which will be canceled and retired and cease to exist without consideration or payment; and Shares held by a holder who properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares (“Dissenting Shares”)) will be converted at the Effective Time into the right to receive $1.85 per Share, to the holder in cash, plus one CVR per Share in each case, without interest and subject to any withholding of taxes.

Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

At or prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Depositary and Paying Agent, in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with the Merger Agreement (such cash, the “Payment Fund”) and shall deposit (or cause to be deposited) to Jounce cash in an amount sufficient to pay the aggregate consideration payable to holders of In-the-Money Options and Company RSUs in accordance with the Merger Agreement.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Jounce, the separate existence of Purchaser will cease and Jounce will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Jounce have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Jounce’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

As of the Effective Time, the certificate of incorporation of Jounce will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.

Treatment of Equity Awards. Pursuant to the Merger Agreement, at the Effective Time, the vesting of each Company Stock Option shall be accelerated and (i) each In-the-Money Option that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option, (A) an amount in cash, without any interest thereon and subject to any withholding of taxes, equal to the product of (x) the total number of shares of Common Stock subject to such In-the-Money Option as of immediately prior to the Effective Time multiplied by (y) the excess of the Cash Consideration over the applicable exercise price per share under such In-the-Money Option and (B) one CVR for each share of Common Stock subject thereto and (ii) each Underwater Option will be cancelled and, in exchange therefor, the holder of such cancelled Underwater Option will be entitled to receive, in consideration of the cancellation of such Underwater Option, one CVR for each share of Common Stock subject thereto.

Pursuant to the Merger Agreement, at the Effective Time, each Company RSU shall vest in full and automatically be cancelled and converted into the right to receive (i) the product of (A) the total number of shares of Common Stock then underlying such Company RSU multiplied by (B) the Cash Consideration, without any interest thereon and subject to any withholding of taxes and (ii) one CVR for each share of Common Stock subject thereto.

Jounce has agreed to, prior to the Effective Time, take all actions necessary to (i) ensure that, as of the Effective Time, (A) Jounce’s 2013 Stock Option and Grant Plan, 2017 Stock Option and Incentive Plan, and any inducement awards (the “Company Stock Plans”) shall terminate and (B) no holder of a Company Stock Option or Company RSU or any participant in any Company Stock Plans or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by Jounce shall have any rights to acquire, or other rights in respect of, the capital stock of Jounce, the Surviving Corporation or any of their subsidiaries, except the right to receive the payment contemplated by the Merger Agreement in cancellation and settlement thereof, and (ii) terminate the Jounce 2017 Employee Stock Purchase Plan (the “ESPP”) in accordance with its terms.

Conditions to Each Party’s Obligation to Effect the Merger. The obligation of Jounce, Parent and Purchaser to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver at or prior to the Effective Time of the following conditions:

(i)

there must not have been any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and there must have been no law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, would prohibit or make illegal the consummation of the Merger; and

(ii)	Purchaser must have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.

Jounce Board Recommendation. As described above, and subject to the provisions described below, the Jounce Board has determined to recommend that the stockholders of Jounce accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Jounce Board Recommendation.” The Jounce Board also agreed to include the Jounce Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Commercially Reasonable Efforts. Each of Jounce, Parent and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”). In particular, without limiting the generality of the foregoing, Parent, Purchaser and Jounce are required to use commercially reasonable efforts to: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of the Merger Agreement; (except that in no event will Jounce or any of its subsidiaries be required to pay any fee, penalty or other consideration or make any concession, waiver or amendment under any contract in connection with obtaining any consent).

Termination. The Merger Agreement may be terminated prior to the Effective Time as follows:

(i)	by mutual written consent of Parent and Jounce;

(ii)

by either Parent or Jounce if (A) the Acceptance Time shall not have occurred on or before 90 days following the date of the Merger Agreement (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares pursuant thereto (an “Outside Date Termination”); provided, that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B);

(iii)

by either Parent or Jounce, if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iv)

by Parent at any time prior to the Acceptance Time, if Jounce shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Jounce shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in the failure of an Offer Condition to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Jounce of such breach or failure (a “Jounce Breach Termination”); provided, that Parent shall not have this right to terminate the Merger Agreement if Parent or Purchaser is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

(v)

by Jounce, prior to the Acceptance Time, if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect (as defined in the Merger Agreement) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that Jounce shall not have this right to terminate the Merger Agreement if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

(vi)	by Jounce, prior to the Acceptance Time, in order to accept a Superior Proposal (as defined below) (a “Superior Proposal Termination”).

Termination Fee. Jounce has agreed to pay Parent a termination fee of $4,000,000 (the “Termination Fee”) if:

(i)

(A) an Acquisition Proposal (as defined below) (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to Jounce’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Jounce or the Jounce Board, (B) the Merger Agreement is terminated by Jounce or Parent pursuant to an Outside Date Termination or by Parent pursuant to a Jounce Breach Termination on account of a breach occurring after the making or disclosure of the Acquisition Proposal, and (C) within 12 months after the date of such termination, Jounce enters into an agreement in respect of any Acquisition Proposal that is later consummated, or recommends or submits an Acquisition Proposal to its stockholders for adoption that is later consummated, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement; or

(ii)	Jounce terminates the Merger Agreement pursuant to a Superior Proposal Termination.

Certain relevant terms with respect to termination have the following meanings:

•

“Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (i) assets or businesses of Jounce and its subsidiaries that generate 50% or more of the net revenues or net income (for the 12-month period ending on the last day of Jounce’s most recently completed fiscal quarter) or that represent 50% or more of the total assets (based on fair market value) of Jounce and its subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 50% or more of any class of capital stock, other equity securities or voting power of Jounce, any of its subsidiaries or any resulting parent company of Jounce, in each case other than the Offer, the Merger and the other transactions contemplated by the Agreement and CVR Agreement; provided, that, any of the foregoing solely in respect of a CVR Product or CVR Products will not constitute an Acquisition Proposal, and any CVR Product will be excluded from the relevant percentage calculations.

•

“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Jounce Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, is (A) more favorable to the stockholders of Jounce from a financial point of view than the Offer, the Merger and the other Transactions (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis.

In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by Parent, Purchaser or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any other person will be entitled to bring or maintain any claim, action or proceeding against Jounce or any of its affiliates or representatives arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Jounce following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Termination Fee” above; (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for fraud or any willful and material breach of such party’s representations, warranties, covenants or agreements set forth in the Merger Agreement.

Conduct of Business Pending the Merger. Jounce has agreed that, from the date of the Merger Agreement until the Effective Time, except as specifically provided by the Merger Agreement or as consented to in writing in advance by Parent, it will, and will cause each of its subsidiaries to use commercially reasonable efforts to, carry on its business in a manner consistent with its intentions described in its press release dated February 22, 2023, and use reasonable best efforts to preserve its assets, rights and properties in good repair and condition. In addition, Jounce will not, and will cause its subsidiaries not to, among other things and, except (i) as set forth in the Company Disclosure Letter, (ii) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) for any actions taken pursuant to, or in connection with, the Redx Transaction Documents (as defined in the Merger Agreement), including regarding any litigation or claims or pursuant to any documents made available to Parent in respect of the matters contemplated thereby, (iv) as required by applicable law, (v) as otherwise specifically required by the Merger Agreement or (vi) pursuant to certain other exceptions set forth in the Merger Agreement:

•

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of Jounce to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Jounce or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in connection with the withholding of Shares to satisfy tax obligations with respect to the exercise of Company Stock Options or vesting of Company RSUs or the payment of the exercise price of Company Stock Options, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Jounce on a deferred basis or other rights linked to the value of Shares, including pursuant to contracts as in effect on the date of the Merger Agreement (other than the issuance of Shares upon the exercise of Company Stock Options and settlement of Company RSUs, in each case, outstanding on the Measurement Date (as defined in the Merger Agreement) in accordance with their terms as in effect on such date);

•	amend or otherwise change, or authorize or propose to amend or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

•

directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to Jounce and its subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

•

directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

(i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness, or amend, modify or refinance any indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than Jounce or any direct or indirect wholly owned subsidiary of Jounce and routine travel and business expense advances made to directors, employees and consultants of Jounce, in each case in the ordinary course of business;

•	incur or commit to incur any capital expenditure or authorization or commitment with respect thereto;

•

enter into, modify, amend, terminate, cancel or extend any contract that imposes liability on Jounce not taken in account in the estimated calculation of the Company Net Working Capital (as defined in the Merger Agreement) as of the date of the Merger Agreement in excess of $20,000;

•

commence any action (other than an action as a result of an action commenced against Jounce or any of its subsidiaries or an action in respect of the Transactions), or compromise, settle or agree to settle any action other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by Jounce of the amount specifically reserved in accordance with GAAP with respect to such action on the Company Audited Balance Sheet (as defined in the Merger Agreement); (B) that results solely in monetary obligation involving only the payment of monies by Jounce of not more than $20,000 in the aggregate; or (C) pursuant to or otherwise in accordance with Section 6.5 of the Merger Agreement;

•

change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets outside of the ordinary course of business;

•

(i) settle or compromise any liability for material taxes; (ii) file any amended material tax return or claim for income or other material tax refund; (iii) make, revoke or modify any material tax election; (iv) file any tax return other than on a basis consistent with past practice; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (vi) grant any power of attorney with respect to taxes; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, tax holiday or any closing or other similar agreement (other than any Ordinary Agreement (as defined in the Merger Agreement)); (vii) commence, settle or compromise any claims, audits or proceedings relating to a material amount of taxes; (viii) adopt or change any method of accounting for tax purposes; (ix) or fail to pay material taxes when due, in each case of clauses (i) through (ix), except in the ordinary course of business;

•	change its fiscal year;

•

other than as required under the terms of any plan, program, contract or arrangement in effect on the date hereof or as required by applicable law and except for entering into customary releases with a terminating director, officer, employee, or independent contractor (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any material benefit or grant or materially amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Stock Plans or awards made thereunder) except as required to comply with any applicable law or pursuant to any Company Stock Plans (including any award agreement thereunder) in effect as of the date of the Merger Agreement, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Stock Plans or (vi) adopt any new employee benefit or compensation plan or material arrangement or amend, modify or terminate any existing Company Stock Plans, in each case for the benefit of any current or former director, officer, employee or independent contractor; hire any employees;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Jounce or any of its subsidiaries;

•	enter into any new line of business outside of its existing business;

•	enter into any new lease or amend the terms of any existing lease of real property; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Access to Information. From the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, Jounce will, and will cause its subsidiaries and its and its subsidiaries representatives to provide Parent, Purchaser and their respective representatives reasonable access during Jounce’s normal business hours to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Jounce shall, and shall cause each of its subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent or

Purchaser may reasonably request (including tax returns filed and those in preparation and the workpapers of its auditors), in each case subject to customary exceptions and limitations.

Security Holder Litigation. In the event that any litigation related to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the CVR Agreement is brought against Jounce and/or its directors or officers, Jounce has agreed to give Parent the opportunity to participate in the defense and settlement of any such litigation. Jounce may not enter into any settlement agreement with respect to such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed.

Notification of Certain Matters. Jounce and Parent have agreed to promptly notify each other upon the occurrence of certain events, including (i) the receipt of any notice or other communication from any governmental entity in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, (ii) the receipt of any other notice or communication from any governmental entity in connection with the Transactions, (iii) the commencement or threat of any action relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions or (iv) any change, condition or event (A) that renders or would reasonably be expected to render any representation or warranty of such party set forth in the Merger Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (B) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII of the Merger Agreement) to be complied with or satisfied.

Indemnification, Exculpation and Insurance. Parent has agreed to (i) cause the Surviving Corporation to honor and discharge all rights to indemnification existing in favor of the current or former directors and officers of Jounce as provided in Jounce’s certificate of incorporation, bylaws or in any indemnification agreement as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time; (ii) for a period of six years after the Effective Time, cause to be maintained in effect Jounce’s current directors’ and officers’ liability insurance covering each person currently covered by Jounce’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, (A) that Parent may substitute therefor policies of an insurance company the material terms and provider of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Jounce’s existing policies as of the date of the Merger Agreement or (B) Jounce may obtain extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time) (the “D&O Tail”); and provided further, that in no event shall Parent or Jounce be required to pay annual premiums for such insurance in excess of 300% of the amount of the annual premiums paid by Jounce for fiscal year 2022 for such purpose, it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount; and (iii) in the event that Parent, the Surviving Corporation or any of its successors or assigns shall (A) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfer all or substantially all its properties and assets to any person, then, and in each such case, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the indemnification, exculpation and insurance obligations discussed above.

Stock Exchange Delisting and Deregistration. Prior to the Closing Date, Jounce has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the Nasdaq to enable delisting by Jounce of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 16 Matters. Prior to the Effective Time, the Jounce Board have agreed to take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Jounce, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Takeover Laws. Jounce and the Jounce Board have agreed to (i) take no action to cause any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law (collectively, “Takeover Laws”) to become applicable to the Merger Agreement, the CVR Agreement, the Offer, the Merger or any of the other Transactions and (ii) if any Takeover Law is or becomes applicable to the Merger Agreement, the CVR Agreement, the Offer, the Merger or any of the other Transactions, use commercially reasonable efforts to take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the CVR Agreement and otherwise to minimize the effect of such Takeover Law with respect to the Merger Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions.

Governance of the Surviving Corporation. As of the Effective Time: (i) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time; and (ii) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. Jounce has agreed to use its reasonable best efforts to obtain and deliver to Parent on or prior to the Acceptance Time the resignation of each director of Jounce.

COBRA. Parent has agreed that Parent, the Surviving Corporation or an affiliate thereof, effective as of the Closing, (i) be responsible for satisfying the requirements of the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and ERISA Sections 601 et seq., as amended from time to time, and the regulations and other guidance promulgated thereunder and any other similar provisions of state or local law (“COBRA”) for any current or former officer, employee, individual independent contractor, individual consultant or director of or to Jounce or any of its subsidiaries (a “Company Associate”) or any spouse, dependent or beneficiary thereof (including, for the avoidance of doubt, any such Company Associate (and any spouse, dependent or beneficiary thereof) who is, as of the Closing Date, enrolled in, or on or following the Closing Date becomes eligible for and enrolls in, COBRA continuation coverage (together, the “COBRA Beneficiaries”) and (ii) in the event the amount that such COBRA Beneficiary pays for such COBRA continuation coverage is greater than the amount that such COBRA Beneficiary paid for COBRA continuation coverage immediately prior to the Closing (or would have paid if such COBRA Beneficiary had been eligible and enrolled in COBRA continuation coverage prior to the Closing) (such excess amount, the “Designated COBRA Amount”), Parent, the Surviving Corporation, or an affiliate thereof shall pay to the COBRA Beneficiary (either through a direct payment to the COBRA Beneficiary or a payment to the applicable insurer) an amount equal to the Designated COBRA Amount.

Public Announcements. Except in the case of any announcement relating to any Acquisition Proposal or Superior Proposal, each of Parent and Purchaser, on the one hand, and Jounce, on the other hand, have agreed, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions and not to issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Guarantee. Concurrently with the execution of the Merger Agreement, TCP executed the Equity Commitment and Guarantee Letter in favor of Jounce in respect of certain of Parent’s and Purchaser’s obligations arising under, or in connection with, the Merger Agreement and the Transactions.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about TCP, Parent, Purchaser or Jounce, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Jounce to Parent in connection with the Merger Agreement.

The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, Jounce has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

•	capitalization;

•	subsidiaries;

•	absence of conflicts and required consents and approvals;

•	SEC filings and financial statements;

•	absence of undisclosed liabilities;

•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;

•	disclosure controls and internal controls over financial reporting;

•	absence of certain changes (including a Jounce Material Adverse Effect (as defined below) since December 31, 2022;

•	litigation;

•	compliance with laws;

•	taxes;

•	material contracts;

•	Takeover Laws;

•	actions which could render section 251(h) of the DGCL inapplicable to the Merger;

•	absence of a stockholder rights plan; and

•	brokers’ fees and expenses;

Some of the representations and warranties in the Merger Agreement made by Jounce are qualified as to “materiality” or a “Jounce Material Adverse Effect.” For purposes of the Merger Agreement, a “Jounce Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the financial condition of Jounce and its subsidiaries, taken as a whole or (ii) materially impairs the ability of Jounce to consummate, or prevents or materially delays, the Offer, the Merger or any of the other Transactions or would reasonably be expected to do so. Solely with respect to the foregoing clause (i) of the definition of “Jounce Material Adverse Effect,” a Jounce Material Adverse Effect does not include or take into account any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from:

(i) general business, political or economic conditions generally affecting the industry in which Jounce and its subsidiaries operate or the U.S. or global economy as a whole;

(ii) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, weather conditions, or other natural disasters, health emergencies, including epidemics and pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions;

(iii) general conditions in and changes in financial, banking or securities markets or other force majeure events;

(iv) any change in the stock price or trading volume of the Shares or the suspension of trading in or delisting of Jounce’s securities on the Nasdaq (it being understood, however, that any event, change, circumstance, occurrence, effect or state of facts causing or contributing to any change in stock price or trading volume of the Shares or the suspension of trading in or delisting of Jounce’s securities on the Nasdaq may be taken into account in determining whether a Jounce Material Adverse Effect has occurred, unless such event, change, circumstance, occurrence, effect or state of facts are otherwise excepted from the definition of Jounce Material Adverse Effect);

(v) the failure of Jounce to meet internal or public expectations, estimates or projections or the results of operations of Jounce;

(vi) any changes in or affecting clinical trial programs or studies conducted by or on behalf of Jounce or its subsidiaries, including any adverse data, event or outcome arising out of or related to any such programs or studies;

(vii) any change in, or any compliance with or action taken for the purpose of complying with, any law or GAAP (or interpretations of any law or GAAP);

(viii) the execution, announcement or performance of the Merger Agreement or the pendency of the Transactions, including the loss of employees, suppliers or customers (including customer orders or contracts), or resulting or arising out of the execution, announcement, performance or termination of the Redx Transaction Documents (as defined in the Merger Agreement) or the respective transactions contemplated thereby;

(ix) the transactions contemplated by the CVR Agreement;

(x) any stockholder litigation or other claims or obligations arising from or relating to the Redx Transaction Documents or the respective transactions contemplated thereby, the Merger Agreement or the Transactions and/or relating to a breach of the fiduciary duties of the Jounce Board to Jounce’s stockholders under applicable law;

(xi) the taking of any action required or permitted to be taken by the Merger Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Merger Agreement to the extent taken in accordance with such request; or

(xii) any changes (including changes in value) to, impact on or the general condition of, the CVR Products;

except in each case, with respect to clauses (i) through (iii), to the extent disproportionately affecting Jounce and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Jounce and its subsidiaries operate.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to Jounce with respect to:

•	corporate matters, such as due organization, good standing, power and authority;

•	absence of conflicts and required consents and approvals;

•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;

•	ownership of securities of Jounce;

•	broker’s fees and expenses;

•	sufficiency of funds;

•

non-reliance on any representations or warranties regarding the subject matter of the Merger Agreement, express or implied, except for Jounce’s representations and warranties under the Merger Agreement; and

•	the formation and activities of Purchaser.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Purchaser to consummate, or prevents or materially delays, the Offer, the Merger or any of the other Transactions.

None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Chancery Court of the State of Delaware (or in any federal court located in the State of Delaware if jurisdiction is not then available in the Chancery Court of the State of Delaware) in addition to any other remedy to which they are entitled at law or in equity.

Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated, except that certain expenses will be shared equally by Parent and Company if the Merger Agreement is terminated.

Offer Conditions. The Offer Conditions are described in Section 13 – “Conditions of the Offer.”

CVR Agreement. At or prior to the consummation of the Offer, Parent, Purchaser, a rights agent and representative (agent and attorney-in-fact of the holders of contingent value rights) will enter into the CVR Agreement governing the terms of certain contingent consideration payable thereunder. Each CVR represents the contractual right to receive CVR Proceeds (as such term is defined in the CVR Agreement). See the Summary Term Sheet for a description of the CVR and the potential cash payments that may be made pursuant to the CVR.

The CVR Agreement provides that the holders of CVRs are intended third-party beneficiaries of the rights expressly provided for their benefit in the CVR Agreement.

The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (i) upon death of the holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary), in each case as allowable by the Depository Trust Company; or (v) to Parent without consideration.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.

Mutual Confidentiality Agreement

On March 15, 2023, Parent, TCP and Jounce entered into a mutual confidentiality agreement (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with a possible negotiated transaction. Parent’s and Jounce’s obligations with respect to any particular item of confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement and will expire seven (7) years after the disclosure of such item of confidential information. The Confidentiality Agreement includes a standstill provision that restricts Parent and TCP from certain actions related to the acquisition or proposed acquisition of beneficial ownership or economic ownership or rights that do not confer beneficial ownership of securities without the consent of Jounce for 14 days from the date of the Confidentiality Agreement (the “Standstill Period”) unless terminated pursuant to the terms of the Confidentiality Agreement. The Confidentiality Agreement includes a non-solicitation provision during the Standstill Period.

This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

Equity Commitment and Guarantee Letter

In connection with the execution of the Merger Agreement, TCP executed the Equity Commitment and Guarantee Letter in favor of Jounce, pursuant to which it guarantees the obligations of Parent and Purchaser under the Merger Agreement, subject to the terms and conditions set forth in the Equity Commitment and Guarantee Letter. Pursuant to the Equity Commitment and Guarantee Letter, TCP has agreed to (i) contribute to Parent on or before one Business Day prior to the Closing Date, directly or indirectly through one or more intermediaries, an aggregate amount of $100,000,000 (the “Equity Commitment”) and (ii) guarantee the obligations of Parent to pay any amount of monetary damages required to be paid by Parent in accordance with the Merger Agreement, when and if payable (the “Guarantee”). The Equity Commitment will be used by Parent solely to fund the Offer Price, the Merger Consideration and any other cash amounts to be paid by Parent or Purchaser to any other person on the Closing Date pursuant to the Merger Agreement, on the terms set forth in the Merger Agreement; provided, that TCP shall not, under any circumstances, be obligated to contribute or cause to be contributed to Parent more than the Equity Commitment. The Cash Consideration and the Merger Consideration (exclusive of CVRs) will be funded from the Equity Commitment. Otherwise, the amount to be funded pursuant to the Equity Commitment and Guarantee Letter may be reduced on a dollar-for-dollar basis in the event Parent and Purchaser do not require the full amount of the Equity Commitment, solely to the extent it will be possible, notwithstanding such reduction, for Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof; provided, that any such reduction shall only occur simultaneously with the occurrence of the Closing. For the avoidance of doubt, if the Closing shall not occur for any reason, TCP shall have no obligation to fund the Equity Commitment. TCP’s Equity Commitment is subject to certain additional conditions set forth in the Equity Commitment and Guarantee Letter. The Equity Commitment and Guarantee Letter also contained customary representations and warranties, including regarding TCP’s sufficiency of funds to fulfill its obligations with respect to the Equity Commitment and the Guarantee.

The foregoing summary and description of the material terms of the Equity Commitment and Guarantee Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Equity Commitment and Guarantee Letter, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.

12.	SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon Parent’s, Purchaser’s or TCP’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for the settlement and cancellation of Company Stock Options and Company RSUs) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $98.4 million (exclusive of CVR payments) at or prior to the closing of the Offer. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s available cash on hand as of Closing. In connection with the execution of the Merger Agreement, TCP has agreed to the Equity Commitment. The Equity Commitment will be used by Parent solely to fund the Offer Price, the Merger Consideration and any other cash amounts to be paid by Parent or Purchaser to any other person on the Closing Date pursuant to the Merger Agreement, on the terms set forth in the Merger Agreement. The Cash Consideration and the Merger Consideration (exclusive of CVRs) will be funded from the Equity Commitment.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (iv) TCP has agreed to guarantee the obligations of Parent and Purchaser under the Merger Agreement, subject to the terms and conditions set forth in the Equity Commitment and Guarantee Letter, to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger, and to make payments to holders of the CVRs on the terms set forth in this Offer to Purchase.

13.	CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a) prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn a number of Shares that, together with the Shares, if any, then beneficially owned by Purchaser or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one Share more than 50% of the number of Shares that are then issued and outstanding (the “Minimum Condition”); or

(b) any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i) there shall have been any law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would:

(A) make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(B) prohibit or limit the ownership, operation or control by Jounce, Parent or any of their respective subsidiaries of any material portion of the business or assets of Jounce, Parent or any of their respective subsidiaries, or to compel Jounce, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Jounce, Parent or any of their respective subsidiaries; or

(C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of Jounce;

(ii) since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Jounce Material Adverse Effect;

(iii)

(A) Jounce shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

(B) (1) the representations and warranties of Jounce set forth in Section 4.1(a), Section 4.4, Section 4.5(a)(i), Section 4.9(a), Section 4.14 and Section 4.16 of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date; or (2) the representations and warranties of Jounce set forth in Section 4.2(a) and Section 4.2(c) of the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except to the extent the failures of such representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $750,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects, it being understood that for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter (as defined in the Merger Agreement) purported to have been made after the date of the Merger Agreement shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date; or

(C) any of the remaining representations and warranties of Jounce set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Jounce Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded, (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date, and (z) all materiality and “Jounce Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded); or (D) Parent and Purchaser shall not have received a certificate of an executive officer of Jounce, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B);

(iv) as of the Expiration Date, the Company Net Working Capital (as defined in the Merger Agreement) is less than $110,000,000. Within 3 days of the Expiration Date, the Company shall provide a schedule of the estimated Company Net Working Capital as of the Expiration Date that follows the format of Schedule 9.3(f) to the Merger Agreement and is certified by the Jounce’s Chief Financial Officer and Parent shall, acting reasonably and in good faith, agree in writing with the accuracy of this schedule; or

(v) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions are in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.	DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that Jounce will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares) or other equity interests, except for dividends by a wholly owned subsidiary of Jounce to its parent. See Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger.”

15.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by Jounce with the SEC and other information regarding Jounce, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Jounce and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser have agreed to use commercially reasonable efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Jounce’s or Parent’s business or that certain parts of Jounce’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 – “Conditions of the Offer.”

Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and Jounce are engaged and the consideration to be paid for the Shares, Parent and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under U.S. HSR Act is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which Jounce is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 – “Conditions of the Offer.”

Stockholder Approval Not Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, Jounce has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Jounce and the consummation by Jounce of the Offer, the Merger and the Transactions have been duly validly authorized by all necessary corporate action on the part of Jounce, and no other corporate proceedings on the part of Jounce are necessary to authorize the Merger Agreement or to consummate the Offer, the Merger and the Transactions. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Jounce will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Jounce will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Jounce in accordance with Section 251(h) the DGCL. See Section 11 – “Purpose of the Offer and Plans for Jounce; Summary of the Merger Agreement and Certain Other Agreements.”

Takeover Laws. A number of states (including Delaware, where Jounce is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Jounce has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Jounce has represented to us in the Merger Agreement that the Jounce Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer, the Merger and the Transactions and will not restrict, impair or delay the ability of Parent or Purchaser, after the Acceptance Time, to vote or otherwise exercise all rights as a stockholder of Jounce. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the Transactions, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger, the Merger Agreement or the Transactions, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement or the Transactions, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 – “Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Jounce who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to the Schedule 14D-9 as Annex I and is incorporated by reference therein. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder of Shares” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, and who wishes to demand appraisal rights, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders should assume that Jounce will take no action to perfect any appraisal rights of any stockholder.

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Jounce may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND A COPY OF THE FULL TEXT OF SECTION 262 OF THE DGCL IS ATTACHED THERETO AS ANNEX I. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As more fully discussed in the Schedule 14D-9, Stockholders wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must, in addition to the other requirements set forth in Section 262 of the DGCL, do ALL of the following:

•

the stockholder must, within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Jounce at the address indicated below a written demand for appraisal of their Shares, which demand must reasonably inform Jounce of the identity of the stockholder and that the stockholder is demanding appraisal;

•	the stockholder must not tender his, her or its Shares pursuant to the Offer; and

•	the stockholder must continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex I to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Jounce stockholders exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Legal Proceedings Relating to the Tender Offer.

None.

16.	FEES AND EXPENSES.

Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	MISCELLANEOUS.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 – “Certain Information Concerning Jounce” under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of Jounce’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Jounce or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Concentra Biosciences, LLC

April 5, 2023